Exhibit 2.3


                            ASSET EXCHANGE AGREEMENT
                            ------------------------


      THIS ASSET EXCHANGE AGREEMENT is entered as of the 31st day of August, 1996, by and between ECSC RETINA, P.A., a Texas professional association (the "P.A.") and OMEGA HEALTH SYSTEMS OF NORTH TEXAS, INC., a Texas corporation ("Omega North Texas").

                             W I T N E S S E T H:

      WHEREAS, Omega North Texas and Omega North Texas's parent, Omega Health Systems, Inc., a Delaware corporation ("Omega"), and certain of their affiliates are engaged in the business of providing management and marketing services to ophthalmology and optometry practices; and

      WHEREAS, Omega North Texas wishes to establish a presence in the Dallas, Texas market; and

      WHEREAS, Dr. Wesley K. Herman ("Dr. Herman") and Dr. Bradford B. Pazandak ("Dr. Pazandak") are the members and shareholders of the P.A., which offers retina surgery services in Dallas, Texas;

      WHEREAS, the P.A. wishes to transfer substantially all of its assets, as defined in this Agreement, to Omega North Texas in exchange for stock in Omega;

      WHEREAS, the P.A. and Omega North Texas intend that the exchange consummated pursuant to this Agreement shall qualify as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, the parties desire to set forth in writing the terms and conditions under which said exchange will be consummated.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

      In addition to terms defined elsewhere in this Agreement (including the recitals, which are hereby incorporated into this Agreement by this reference), the following terms shall have the meanings assigned to them in this ARTICLE I, both for the purposes of this Agreement and all schedules and exhibits hereto:

      "Agreement" or "this Agreement" shall mean this Asset Exchange Agreement, as amended from time to time by the parties hereto, together with all schedules and exhibits hereto.

      "Assets" shall mean all Tangible Personal Property (as hereinafter defined) and Intangible Property (as hereinafter defined) and other assets connected with or used in the operation of the P.A.'s business including accounts receivable, all items of furnishings, furniture, fixtures, equipment, office supplies, machinery, equipment warranty rights, supplies, Contracts or Other Agreements (hereinafter defined) and all medical records (excluding patient files) and all other records including without limitation, those items listed on SCHEDULE 6.1.1, free and clear of all liens, except as listed on
SCHEDULE 6.1.2, and excluding the Excluded Assets.

      "Closing" shall mean the transfer by Omega North Texas to P.A. of the consideration set forth herein, the transfer of the Assets to Omega North Texas and the consummation of the transactions contemplated by this Agreement.

      "Contracts or Other Agreements" shall mean all of P.A.'s contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, subleases, mortgages, franchises, licenses, commitments or binding arrangements, expressed or implied, oral or written.

      "Documents and Other Papers" shall mean and include any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statements, file, computer disk, microfiche, or other document in electronic format, schedule, exhibit or any other paper whatsoever.

      "Excluded Assets" shall mean those assets set forth on SCHEDULE 1.1 including, but not limited to, personal automobiles, cash, and pension plan assets. Excluded Assets shall also include all controlled substances Omega North Texas is prohibited by state or Federal law from acquiring.

      "Intangible Property" shall have the meaning ascribed in SECTION 6.6 hereof.

      "Lien" shall mean any lien, pledge, claim, charge, security interest or incumbrance of any nature whatsoever.

      "Tangible  Personal  Property" shall have the meaning  ascribed in SECTION
6.5 hereof.

                                   ARTICLE II
                               EXCHANGE OF ASSETS
                               ------------------

        Subject to the terms and conditions hereof, at Closing, P.A. shall transfer, assign, convey and deliver to Omega North Texas and Omega North Texas shall acquire from P.A. all of the Assets of P.A. Omega North Texas will not acquire the Excluded Assets. The P.A. and Omega North Texas intend that the exchange consummated pursuant to this Agreement shall qualify as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(C) of the Code. In connection with such tax-free reorganization, it is anticipated that the P.A. will liquidate and dissolve, distributing its remaining assets, including the Omega Stock (hereinafter defined), to Dr. Herman and Dr. Pazandak. After Dr. Herman and Dr. Pazandak notify Omega North Texas of the liquidation and dissolution of the P.A. and deliver to Omega North Texas the certificate representing the Omega Stock (endorsed in favor of Dr. Herman and Dr. Pazandak), Omega shall issue, upon receipt by Dr. Herman and Dr. Pazandak of appropriate representations, substantially in the form of EXHIBIT 2.1, two (2) separate new certificates (the "Replacement Shares") replacing the Omega Stock, one such certificate to be issued in the name of Dr. Herman and the other such certificate to be issued in the name of Dr. Pazandak, as directed by Dr. Herman and Dr. Pazandak. If the P.A. is liquidated promptly following consummation of the exchange hereunder, Omega North Texas and the P.A. will report the transaction on their respective income tax returns or other appropriate schedules or informational returns as qualifying for tax-free reorganization treatment under Section 368(a)(1)(C) of the Code. Omega North Texas shall not be liable to the P.A., however, if the transaction does not ultimately result in a tax-free reorganization unless Omega North Texas has breached or otherwise violated this Agreement in such a manner so as to render the contemplated transaction as other than a tax-free reorganization.

                                   ARTICLE III
                                  CONSIDERATION
                                  -------------

      III.1 AMOUNT OF CONSIDERATION. As consideration for the Assets, Omega North Texas shall at Closing transfer to P.A. Omega Health Systems, Inc. Common Stock (the "Omega Stock") valued at Nine Hundred Fifty Thousand Dollars ($950,000), with the shares of Omega Stock valued at the average of the closing price of Omega Stock for the twenty (20) trading days ending August 31, 1996, provided that the maximum conversion price shall be Six Dollars ($6.00) per share. The Omega Stock will not be registered, and will be restricted securities that are not fully transferrable, except to the extent provided herein, and the certificates representing the Omega Stock shall bear a legend to that effect.

      III.2 REGISTRATION RIGHTS. The P.A. will be entitled to "piggyback" registration rights for unregistered Omega Stock on registrations of Omega's stock or securities, subject to the right of Omega and its underwriters to reduce the number of shares of Omega Stock proposed to be registered in view of market conditions, and Omega shall promptly advise the P.A. of any proposed registration. Such underwriter's "cutback" shall be applied proportionately to all unregistered Omega Stock or other securities and unregistered warrants or stock options which are requesting registration at such time pursuant to contractual rights. Omega may not include unregistered Omega Stock or other securities held by shareholders other than the P.A. (the "Non-P.A. Stock") in a registration statement pursuant to this SECTION 3.2 if such Omega Stock or other securities were not granted registration rights similar to the rights contained in this SECTION 3.2 as a condition to their original issuance, except to the extent that the amount of unregistered Omega Stock otherwise included in such registration statement would not thereby be diminished by the inclusion of the Non-P.A. Stock. The costs to Omega of registering such Omega Stock in a piggyback registration shall be borne by Omega, except that underwriting discounts and commissions shall be paid by the P.A., and the costs of P.A.'s counsel shall be paid by the P.A.

      III.3 TRANSFERABILITY OF OMEGA STOCK. Provided any transferee under this subsection acknowledges any restrictions placed on the Omega Stock, nothing in this Agreement shall prevent the Omega Stock from being transferred in whole, or in part, to one or more members of the respective family of Dr. Herman or Dr. Pazandak, to a trust, established for the respective benefit of Dr. Herman or Dr. Pazandak and/or one or more of the members of the respective family of Dr. Herman or Dr. Pazandak, to a family partnership (general or limited) established respectively by Dr. Herman or Dr. Pazandak and/or one or more of the members of the respective family of Dr. Herman or Dr. Pazandak, to any other entity that is respectively owned by Dr. Herman or Dr. Pazandak and/or one or more of the members of the respective family of Dr. Herman or Dr. Pazandak.

      III.4 REFERRALS. The parties agree that nothing in this Agreement is intended to violate state or federal health care laws or regulations including, but not limited to, those listed in SECTION 6.10 herein, nor shall any portion of the consideration be construed as a payment for or inducement of the referral of patients. P.A. shall be free to refer patients to whomever it sees fit in the exercise of professional judgment, according to the convenience or preference of the patient, or otherwise.

                                   ARTICLE IV
                             LIABILITIES NOT ASSUMED
                             -----------------------

      With the exception of the real estate leases of the P.A.'s business, leases of equipment and other personal property listed on SCHEDULE 6.7.1, those material contracts described in SECTION 6.7 hereof, and those payables of the P.A. listed on SCHEDULE 4.1 hereof, it is expressly acknowledged and agreed that Omega North Texas will not assume and shall not be liable, either expressly or impliedly, for any of the obligations or liabilities of P.A. of any kind and nature. Without limiting the foregoing, Omega North Texas shall not assume or become liable (expressly or impliedly) with respect to any of the following:

      (a) any liability for the salary of G. Philip Matthews, M.D. ("Dr. Matthews"), or any other costs associated with his employment by P.A.;

      (b) any liability of P.A., either directly or indirectly, for either principal or interest, with respect to advances or loans made to or owed by P.A.;

      (c) any liability or claim arising out of or related to the operation and use of the Assets prior to the Closing, including, without limitation, any obligations or liabilities with respect to medical malpractice, Medicare or Medicaid fraud or abuse, overpayments under any third party payor programs, negligence, strict liability in tort, product liability or breach of warranty claims;

      (d) any liability arising out of any employee benefit plans maintained by P.A. for the benefit of any employees of P.A. or any other liability of P.A. with respect to any employees, including, but not limited to, incentive compensation plans, severance pay, accrued salaries, wages, bonuses, payroll taxes, hospitalization and medical insurance, deferred compensation of vacation and sick pay;

      (e) any liability attributable to personal property tax assessed by any governmental entity, federal, state or local, against any of the Assets to be conveyed or leased hereunder, such taxes to remain the responsibility of P.A.; and

      (f) any liability for any other tax assessed by any governmental entity, federal, state or local, attributable to the business of P.A. relating to the period on or before the Closing including, but not limited to, any income, franchise, excise, sales or use taxes.

                                    ARTICLE V
                                   THE CLOSING
                                   -----------

      The acquisition of the Assets as contemplated hereby shall close at a time and place mutually agreed upon by the parties after satisfaction of all regulatory requirements, if any, and the conditions provided for in SECTIONS 8.1 AND 8.3 hereof. At the Closing, all assignments, bills of sale and other documents required to be delivered hereunder shall be delivered to Omega North Texas. Also at Closing, Omega North Texas shall deliver executed copies of all required documents. P.A. and Omega North Texas covenant and agree to use their best efforts to satisfy the conditions to Closing described in ARTICLE VIII of this Agreement.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF P.A.,
                     ---------------------------------------
                           DR. HERMAN AND DR. PAZANDAK
                           ---------------------------

      P.A., Dr. Herman and Dr. Pazandak represent, warrant, covenant and agree with Omega North Texas that:

      VI.1 TITLE; CONDITION. SCHEDULE 6.1.1 contains a complete, true and correct list of P.A.'s Assets. P.A. has good and marketable title to all of the Assets, and all Assets are in good operating condition. Except as otherwise provided in this Section 6.1, the Assets are being transferred "as is, where is." Except as disclosed on SCHEDULE 6.1.2 hereto, none of such Assets of P.A. is subject to sale by the P.A. under a sales contract or other agreement of sale or subject to security interests, mortgages, encumbrances, liens (including income, personal property and other tax liens) or charges of any kind or character. Except as indicated on SCHEDULE 6.1.2, P.A.'s Assets shall be conveyed to Omega North Texas free and clear of all liens and encumbrances.

      VI.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. P.A. has the full right, power and capacity, and all authority and approval required to enter into, execute and deliver this Agreement and to perform and observe fully P.A.'s obligations hereunder and to perform the transactions contemplated hereby. This Agreement has been fully executed and delivered by P.A. and is the valid and binding obligation of P.A. enforceable in accordance with its terms.

      VI.3 LITIGATION. Other than that set forth on SCHEDULE 6.3, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding by any governmental entity pending or to the best knowledge of P.A., Dr. Herman and Dr. Pazandak, threatened against, or affecting P.A., or any of the Assets to be conveyed hereunder, and to the best knowledge of P.A., Dr. Herman and Dr. Pazandak there is no basis for any of the foregoing.

      VI.4 LICENSES. SCHEDULE 6.4 is a list of all material licenses, permits, authorizations, approvals and consents (collectively, the "Licenses") P.A. owns, uses, or has obtained relative to operating or conducting P.A.'s business. There are no other material licenses, permits, authorizations, approvals or consents required by any federal, state, or local government or government department, agency, board, commission, bureau or instrumentality (collectively, "Governmental Authority") to properly operate or conduct the P.A.'s business. Each license has been duly obtained as valid and in full force and effect, and is not subject to any pending or, to the best knowledge of P.A., Dr. Herman and Dr. Pazandak, threatened administrative or judicial proceeding to revoke, cancel or declare such license invalid in any respect. To the best knowledge of P.A., Dr. Herman and Dr. Pazandak, P.A. is not in default or in violation with respect to any of the licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by P.A. under, or violation of, any license. P.A. has completed and submitted, on a timely basis, all reports and filings associated with the P.A.'s business as are required by any governmental authority. P.A. will take all necessary actions to transfer, or assist Omega North Texas in transferring, the licenses to Omega North Texas or its designee.

      VI.5 TANGIBLE PERSONAL PROPERTY. The machinery, equipment, furniture, fixtures, office supplies, warranty rights, supplies, books and records, (excluding medical records), and other tangible personal property owned, leased or used by P.A. (the "Tangible Personal Property") are sufficient and adequate to permit P.A. to conduct the P.A.'s business as it is presently being conducted, and P.A. has not received notice that any such item of Tangible Personal Property or the use thereof is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation. P.A. is not in default with respect to any item of Tangible Personal Property purported to be leased by it, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default under any such lease. Except as set forth on SCHEDULE 6.5 hereof, P.A. does not hold any Tangible Personal Property of any other person, firm or corporation pursuant to any consignment or similar arrangement.

      VI.6 INTANGIBLE PROPERTY. SCHEDULE 6.6.1 is a true and correct list of all United States and state trademarks, servicemarks, trade names, patents, copyrights, trade secrets, technical data and proprietary know-how (either registered or applied for) owned by, registered in the name of, licensed to, or used in the business of P.A. (the "Intangible Property"). Such a list includes a summary description of each such item and specifies, where applicable, the date the license or registration was granted or applied for, the expiration date and the current status thereof. There is no restriction effecting the use of any of the Intangible Property by P.A. and no license has been granted with respect thereto. Each item of Intangible Property is valid and in good standing, is not currently being challenged or infringed, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other person, firm or corporation. Other than listed on SCHEDULE 6.6.2, P.A. has only operated or transacted business under the name of ECSC Retina, P.A.

      VI.7 CONTRACTS OR OTHER AGREEMENTS. P.A. has described on SCHEDULE 6.7.1 and has furnished to Omega North Texas copies and/or descriptions of all Contracts or Other Agreements affecting the Assets. P.A. has performed all obligations required of P.A. with respect to, and except as listed on SCHEDULE 6.7.2, P.A. is not in default under, any such Contracts or Other Agreements. Except as listed on SCHEDULE 6.7.3, neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) conflict with, constitute a breach, violation or termination of any provision of any Contracts or Other Agreements to which P.A. is a party or by which P.A. is bound; (ii) result in the creation or imposition of any lien against any of the Assets; or (iii) to the best knowledge of P.A., Dr. Herman and Dr. Pazandak after due inquiry by each, violate any law, regulation, judgment, rule, order or any other material restriction applicable to the P.A. or the Assets.

      VI.8 FUTURE BILLING. To the extent permitted by applicable law, Dr. Herman, Dr. Pazandak, and P.A. hereby appoint Omega North Texas as their agent to bill, collect and otherwise seek payment for professional services rendered by Dr. Matthews, or any related entity; provided, however, to the extent permitted by applicable law, such appointment may, upon thirty (30) days written notice to Omega North Texas, be revoked by any of Dr. Herman, Dr. Pazandak, P.A., or any related entity for the purpose of enforcing any indemnification obligation of Omega North Texas to Dr. Herman, Dr. Pazandak, P.A. or any related entity, which indemnification obligation has been refused by Omega North Texas. For purposes of this SECTION 6.8, "related entity" means any entity that is controlled by Dr. Herman or Dr. Pazandak.

      VI.9  HEALTHCARE  COMPLIANCE.   P.A.  is  participating  in  or  otherwise
authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof, and to the best knowledge of P.A., Dr. Herman and Dr. Pazandak, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture, or non-renewal of any such third-party payor program. To the best knowledge of P.A., Dr. Herman and Dr. Pazandak, P.A. is in full compliance with the requirements of all such third-party payor programs applicable thereto.

      VI.10 FRAUD AND ABUSE. P.A. and persons and entities providing professional services for P.A., have not, to the knowledge of P.A., or to the knowledge of Dr. Herman and Dr. Pazandak, engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statues or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

      (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

      (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

      (c) failing to disclose knowledge by a claimant of the occurrence of any event effecting the initial or continued right to any benefit or payment on his own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or

      (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicaid or Medicare.

      VI.11 REVIEW AND CONSULTATION.   P.A.  has  had  access  to  and  reviewed
such information and has consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by P.A. in connection with the transactions contemplated herein.

      VI.12 EXHIBITS. All the facts recited in schedules annexed hereto (as updated as of the Closing) shall be deemed to be representations of fact by P.A. as if they were fully recited in this ARTICLE VI.

      VI.13 FULL DISCLOSURE. When considered in the context of all information contained herein, no representation or warranty made by P.A. in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit or fail to state a material fact necessary to make the statements contained herein or therein not misleading.

      VI.14 VIOLATIONS. Omega North Texas shall have the right to be repaid all sums paid to P.A. under the terms of ARTICLE III, to the extent that it has suffered damages as a result of P.A.'s misrepresentations or omissions. Omega North Texas further has the rights provided for in the Stock and Escrow Agreement described in SECTION XV.

      VI.15 INVESTMENT INTENT. The P.A. acknowledges that the Omega Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the Omega Stock, except as provided for in SECTION 2 and SECTION 3.3, may not be sold, transferred or otherwise disposed of absent such registration, or unless an exemption from registration is available. The P.A. is acquiring the Omega Stock for its own account, for investment purposes only and not with a view to distribution of such Omega Stock within the meaning of Section 2(11) of the Securities Act. Each of the shareholders of the P.A. qualifies as an "accredited investor", as defined in Rule 501(a) pursuant to the Securities Act. The P.A. and its shareholders have received from Omega a copy of Omega's Form 10-K for 1994 and 1995, Omega's 10-Q for the quarter ended June 30, 1996, and Omega's 1994 and 1995 Annual Report to shareholders. The P.A. and its shareholders have had the opportunity to ask questions of and receive answers from Omega senior management concerning Omega and the terms and conditions of this investment by the P.A. The P.A. and its shareholders have had the opportunity to obtain other additional information concerning Omega from Omega senior management.

      VI.16 FINANCIAL INFORMATION. Attached hereto as SCHEDULE 6.16 is certain financial information relating to the P.A. for its operations through July 31, 1996. Such financial information fairly reflects results of operations of the P.A. for such periods. Since July 31, 1996, there has not been any material adverse change in the assets or business condition, financial or otherwise, of the P.A. or the Assets.

                                   ARTICLE VII
               REPRESENTATIONS AND WARRANTIES OF OMEGA NORTH TEXAS
               ---------------------------------------------------

      Omega North Texas represents, warrants and agrees with P.A. that:

      VII.1 CONTRACTS OR OTHER AGREEMENTS. Neither the execution or delivery of this Agreement nor the consummation of this transaction will: (i) conflict with, constitute a breach, violation or termination of any provision of any contract or other agreement to which Omega North Texas is a party or by which it is bound; or (ii) to the best knowledge of Omega North Texas, after due inquiry, violate any law, regulation, judgment, rule, order or any other restriction of any kind or character applicable to Omega North Texas.

      VII.2 REVIEW AND CONSULTATION. Omega North Texas has had access to and reviewed such information and has consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by Omega North Texas in connection with the transactions contemplated herein.

      VII.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Omega North Texas has the full right, power and capacity, and all authority and approval required to enter into, execute and deliver this Agreement and to perform and observe fully Omega North Texas's obligations hereunder and to perform the transactions contemplated hereby. This Agreement has been fully executed and delivered by Omega North Texas and is the valid and binding obligation of Omega North Texas enforceable in accordance with its terms.

      VII.4  OWNERSHIP. Omega North Texas is a wholly-owned subsidiary of Omega.

      VII.5 FRAUD AND ABUSE. Omega and Omega North Texas and persons and entities providing professional services for Omega North Texas, have not, to the knowledge of Omega North Texas, engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statues or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

      (a)  knowingly   and   willfully   making  or  causing  to be made a false
statement or representation of a material fact in any application for any benefit or payment;

      (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

      (c) failing to disclose knowledge by a claimant of the occurrence of any event effecting the initial or continued right to any benefit or payment on his own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or

      (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicaid or Medicare.

      VII.6 LITIGATION. Other than that set forth on SCHEDULE 7.6, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding by any governmental entity pending or to the best of Omega North Texas's knowledge, threatened against, or affecting Omega North Texas, or any of the Assets to be conveyed hereunder, and to the best of Omega North Texas's knowledge there is no basis for any of the foregoing.

      VII.7 AUTHORITY TO ISSUE OMEGA STOCK. Omega has the full legal right, power and capacity, and all authority and approval required to issue the Omega Stock, which stock shall be fully paid and non-assessable.

                                  ARTICLE VIII
                      CONDITIONS AND ADDITIONAL AGREEMENTS
                      ------------------------------------

      VIII.1 OMEGA NORTH TEXAS'S CONDITIONS TO CLOSE. The Closing and all obligations of Omega North Texas pursuant to this Agreement shall be conditioned upon the following:

      (a) all representations and warranties contained in ARTICLE VI shall be true as of the Closing;

      (b) there shall not have been any material change in the Assets (either individually or in the aggregate) or in the operation of the P.A.'s business from the date of Omega North Texas's execution of this Agreement through the Closing if the date of execution of this Agreement and the Closing are not one and the same;

      (c) there shall have been neither death of nor material adverse change in the health of Dr. Matthews nor any insolvency (whether voluntary or involuntary) of the P.A. from the date of Omega North Texas's execution of this Agreement through the Closing if the date of execution of this Agreement and the Closing are not one and the same;

      (d) P.A. shall have performed all of its obligations under this Agreement required to be performed as of the Closing including, but not limited to, delivery of all documents set forth in SECTION 8.4 hereof;

      (e) other than listed on SCHEDULE 8.1, the transactions contemplated hereby shall not: (i) require the consent, waiver, authorization or approval of any Governmental Authority, or of any other person, entity or organization, or
(ii) conflict with or result in any breach or violation of the terms and conditions of, or constitute (or with notice or lapse of time, or both, constitute) a default under applicable federal, state, local or foreign statute, regulation, order, judgment or decree; and

      (f) Omega North Texas shall have been satisfied with its "due diligence" review of the P.A.'s business and shall not have discovered any conditions or set of facts which in Omega North Texas's sole determination, individually or in the aggregate would have a material adverse effect on the P.A.'s business.

In the event Omega North Texas reasonably believes that any of the foregoing conditions is not satisfied, then Omega North Texas shall request in writing that such unsatisfied conditions be corrected to its reasonable satisfaction. If such condition or conditions remain unsatisfied after thirty (30) days, the Omega North Texas may, at its option, terminate this Agreement, in which event Omega North Texas shall be relieved of all obligations hereunder and this Agreement shall be deemed null, void and of no force or effect.

      VIII.2 OMEGA NORTH TEXAS'S DELIVERIES. At or prior to the Closing, Omega North Texas shall deliver to P.A. the following documents:

      (a) CORPORATE RESOLUTIONS. A copy of directors' resolutions of Omega North Texas, certified by its corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Omega North Texas of this Agreement, the other instruments to be executed and delivered by Omega North Texas as provided herein, and the performance by Omega North Texas of the transactions contemplated hereby;

      (b) CONSIDERATION. Stock certificates representing the number of shares of Omega Stock to be delivered pursuant to ARTICLE III hereof; and

      (c) OPINION OF COUNSEL FOR OMEGA NORTH TEXAS AND OMEGA. An opinion of counsel from Omega North Texas dated as of the Closing, in form and substance reasonably satisfactory to P.A.'s counsel, and where appropriate with reliance upon a certificate from Omega North Texas or the owner of Omega North Texas to the effect that:

            1) Omega North Texas is (i) duly incorporated, validly existing, and in good standing under the laws of the State of Texas, (ii) duly qualified to transact business in Texas, and is not required to be so qualified in any other jurisdiction, and (iii) duly empowered and authorized to hold and own its properties and carry on its business as now conducted and as proposed to be conducted. Omega North Texas has the corporate power and authority to execute, deliver and perform this Agreement and all other agreements contemplated hereby.

            2) Omega North Texas has the full power and authority to execute, deliver, and perform this Agreement and all other agreements and documents necessary to consummate the contemplated transaction, and, upon the requisite approvals thereof, all corporate actions of Omega North Texas necessary for such execution, delivery and performance will have been duly taken.

            3) This Agreement and all agreements related to this Agreement have been duly executed and delivered by Omega North Texas and constitute the, valid, and binding agreement of Omega North Texas enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws effecting the rights of creditors generally). The execution and delivery by Omega North Texas of this Agreement, and the performance of its obligations hereunder, do not require any action or consent of any party other than Omega North Texas pursuant to any contract, agreement or other understanding of Omega North Texas, or pursuant to any order or decree to which Omega North Texas is a party or to which its properties or assets are subject and will not violate any provision of law, the articles of incorporation or bylaws of Omega North Texas or any order of any court or other agency of the government.

            4) Omega North Texas is duly licensed to carry out its operations pursuant to any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or the requirements of any federal department, commission, board, bureau, agency or instrumentality which regulates such operations. To the best of such counsel's knowledge, with respect to Omega North Texas there are no actions, suits, claims, proceedings or investigations pending or, to such counsel's knowledge, threatened against Omega North Texas at law or in equity, or before or by a federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any professional licensing or disciplinary authority which would adversely effect the transactions contemplated herein or any party's right to enter into this Agreement.

            5) Omega North Texas is not in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would effect the rights of Omega North Texas to enter into and perform this Agreement.

            6) All consents, approvals, qualifications, orders or authorizations of or filings with any governmental authority, including any court, required in connection with the valid execution, delivery and performance by Omega North Texas of this Agreement have been duly made and obtained and are effective on and as of the Closing; and

            7) The Omega Stock has been duly and validly issued by Omega, with the authorization and approval of Omega's Board of Directors, and such Omega Stock is fully paid and non-assessable.

      (d) OFFICER'S CERTIFICATE. A Certificate of Omega North Texas' President and Secretary confirming the matters in SECTION 8.3(A).

      (e) OTHER PURCHASE DOCUMENTS. All such documents and instruments P.A. and its counsel may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

      VIII.3 P.A.'S CONDITIONS TO CLOSE. The Closing and all obligations of P.A. pursuant to this Agreement shall be conditioned upon the following:

      (a) all representations and warranties contained in ARTICLE VII shall be true as of the Closing;

      (b) Omega North Texas shall have performed all of its obligations under this Agreement required to be performed as of the Closing including, but not limited to, delivery of all documents set forth in SECTION 8.2 hereof; and

      (c) other than listed on SCHEDULE 8.3, the transactions contemplated hereby shall not: (i) require the consent, waiver, authorization or approval of any Governmental Authority, or of any other person, entity or organization, or
(ii) conflict with or result in any breach or violation of the terms and conditions of, or constitute (or with notice or lapse of time, or both, constitute) a default under applicable federal, state, local or foreign statute, regulation, order, judgment or decree.

      VIII.4 P.A.'S DELIVERIES. At or prior to the Closing, P.A. shall deliver to Omega North Texas the following documents:

      (a) BILL OF SALE. The bill of sale, conveying all of P.A.'s right, title and interest in and to the Assets to Omega North Texas, and substantially in the form of that attached hereof as EXHIBIT 8.4(A);

      (b) EXECUTED CONTRACTS. Copies of all executed contracts or other material agreements entered into by or on behalf of the P.A.;

      (c) COPY OF LEASES. Copies of all real estate and equipment leases pertaining to the P.A.'s business;

      (d) OPINION OF COUNSEL FOR P.A. An opinion from counsel for P.A. dated as of the Closing, in form and substance reasonably satisfactory to Omega North Texas's counsel, and where appropriate with reliance upon a certificate from P.A., Dr. Herman or Dr. Pazandak to the effect that:

            1) P.A. is (i) duly formed and validly existing as a professional association under the Texas Professional Association Act,
      (ii) in good standing as a professional association under the laws of the State of Texas, and (iii) duly empowered and authorized to hold and own its own properties and carry on its business as now conducted and as proposed to be conducted.

            2) Subject to obtaining the required consent of certain third parties to the assignment and/or transfer of the Assets and/or Contracts or Other Agreements by P.A. and/or the assumption by Omega of the obligations associated with such Assets and/or Contracts or Other Agreements (collectively, the "Required Third Party Consents"), P.A. has the full power and authority to execute, deliver and perform this Agreement and all other agreements and documents contemplated hereby to which P.A. is a party and which are necessary to consummate the contemplated transaction to which P.A. is a party; and, subject to obtaining the Required Third Party Consents, all action required of P.A. necessary for such execution, delivery and performance will have been duly taken.

            3) This Agreement and all agreements related to this Agreement to which P.A. is a party have been duly executed and delivered by P.A. and constitute the valid and binding agreement of P.A. enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws effecting the rights of creditors generally, and subject to the Required Third Party Consents). The execution and delivery by P.A. of this Agreement, and the performance of its obligations thereunder, do not require, except for the Required Third Party Consents, any action or consent of any party other than P.A. pursuant to any contract, agreement or other understanding of P.A., or pursuant to any order or decree to which P.A. is a party or to which its properties or assets are subject and will not violate any provisions of the articles of association or bylaws of P.A. or any order of any court or other agency of the government.

            4) P.A. is duly licensed to carry out its operations pursuant to any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or the requirements of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which regulates such operations. To the best of such counsel's knowledge, with respect to P.A. (except for the matters included in SCHEDULE 6.3 hereto), there are no actions, suits, claims, proceedings or investigations pending or threatened against P.A. at law or in equity, or before or by a federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any professional licensing or disciplinary authority which would adversely effect the transactions contemplated herein or any party's right to enter into this Agreement.

            5) P.A. is not in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would effect the rights of P.A. to enter into and perform this Agreement.

            6) All consents, approvals, qualifications, orders or authorizations of or filings with any governmental authority, including any court, required in connection with the valid execution, delivery and performance by P.A. of this Agreement have been duly made and obtained and are effective on and as of the Closing; and

      (e) OFFICER'S CERTIFICATE. A certificate from P.A.'s President and Secretary confirming the matters in SECTION 8.1(A) hereof.

      (f) CONSENT OF DR. MATTHEWS. Written acknowledgment and consent by Dr. Matthews to the transactions set forth in this Agreement and written acknowledgment by Dr. Matthews that his Employment Agreement with ECSC Retina II, P.A., a Texas professional association, is in full force and effect and that he is ready and able to perform his duties under such Employment Agreement.

      (g) OTHER PURCHASE DOCUMENTS. All such documents and instruments Omega North Texas and its counsel may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IX
                                    EXPENSES
                                    --------

      Except as otherwise provided herein, each of the parties shall pay its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in consummating the transactions contemplated by this Agreement.

                                    ARTICLE X
                            ARBITRATION AND MEDIATION
                            -------------------------

       X.1 MEDIATION. In the event a dispute arises out of or relating to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. Unless the parties reach an agreement reduced to writing, this mediation will be non-binding, but the parties must participate in good faith in non-binding mediation, before resorting to binding arbitration.

      X.2 BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or its breach, not satisfied through either negotiation or mediation, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

      As soon as reasonably practical after submission of a demand for binding arbitration, Omega North Texas and the P.A. shall select one arbitrator, agreeable to all parties. This arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list the parties will submit to the American Arbitration Association a ranked list of arbitrators which are acceptable. The highest ranking acceptable candidate will be selected by the American Arbitration Association. If no arbitrators from the list composed by the American Arbitration Association are acceptable by either of the parties, the American Arbitration Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

                                   ARTICLE XI
                                     NOTICES
                                     -------

      Any notice hereunder shall be deemed to have been given by one party to the other if it is in writing and it is (i) delivered or tendered in person, or
(ii) deposited in the United States Mail in a sealed envelope, with postage prepaid, in either case addressed as follows:

If to Omega North Texas:            Omega Health Systems of North Texas, Inc.
                                    5100 Poplar Avenue, Suite 2100
                                    Memphis, Tennessee  38137
                                    Attn: Thomas P. Lewis

With a copy to:                     Baker, Donelson, Bearman & Caldwell
                                    2000 First Tennessee Building
                                    Memphis, Tennessee  38103
                                    Attn: Robert Walker

If to P.A.:                         ECSC Retina, P.A.
                                    5421 La Sierra Drive
                                    Dallas, Texas 75231-4185
                                    Attn: Wesley K. Herman, M.D.

With a copy to:                     Barry M. Bloom, P.C.
                                    8300 Douglas Avenue, Suite 800
                                    Dallas, Texas 75225
                                    Attn: Barry M. Bloom

or to such other address as the parties shall have previously designated by notice to the serving party, given in accordance with this ARTICLE XI. Notices shall be deemed to have been given on the date of delivery if delivered personally, or on the third day after mailing as provided above; provided, however, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by a party.

                                   ARTICLE XII
                              AMENDMENT AND WAIVER
                              --------------------

      The parties hereto may by mutual agreement amend this Agreement in any respect. Any party hereto may extend the time for the performance of any of the obligations of the other, waive any inaccuracies and representations by the other contained in this Agreement or in any document delivered pursuant hereto which inaccuracies would constitute a breach of this Agreement, waive compliance by the other with any of the covenants contained in this Agreement and performance of any obligations by the other, waive the fulfillment of any condition that is precedent to the performance by the party so waiving any of its obligations under this Agreement. Any agreement on the part of any party for any such amendment, extension or waiver must be in writing and signed by the party agreeing to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

                                  ARTICLE XIII
                           TERMINATION AND ABANDONMENT
                           ---------------------------

      XIII.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

      (a)  by the mutual written consent of P.A. and Omega North Texas;

      (b) by Omega North Texas,  if all of the  conditions  set forth in SECTION
8.1 of this Agreement shall not have been satisfied or waived on or prior to the Closing; or

      (c) by P.A., if all of the conditions set forth in SECTION 8.3 of this Agreement shall not have been satisfied or waived on or prior to the Closing.

If this Agreement is terminated pursuant to this SECTION 13.1, it shall become null and void and of no further force or effect, except as provided in SECTION 13.2.

      XIII.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment of this Agreement by P.A. or Omega North Texas pursuant to SECTION
13.1 hereof, written notice thereof shall forthwith be given to the other party or parties as provided herein and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by P.A. or Omega North Texas, and P.A. and Omega North Texas shall each return to the other party any documents or copies thereof in possession of such party furnished by such other party in connection with the transaction contemplated by this Agreement. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement with respect to this Agreement or the transactions contemplated hereby except as provided in this SECTION 13.2; provided, however, that no termination of this Agreement pursuant to the provisions of this ARTICLE XIII shall relieve any party of liability for breach of any provision of this

Agreement occurring prior to such termination; and provided, further, that any and all confidential or proprietary information obtained from either party must be returned to that party, and each party hereto agrees to maintain any and all confidential or proprietary information obtained from the other party in strictest confidence and not to divulge such information to any third party, except as may be permitted or required by law.

                                   ARTICLE XIV
                                 INDEMNIFICATION
                                 ---------------

      XIV.1 INDEMNIFICATION OF OMEGA NORTH TEXAS. P.A., Dr. Herman and Dr. Pazandak shall indemnify, defend and hold Omega North Texas and its officers, directors, shareholders, agents, employees, representatives, successors and assigns harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) incurred by any of the above-named persons, resulting from or in connection with any one or more of the following:

      (a) Misrepresentations, breach of warranties, failure to perform any covenant or Agreement of P.A. contained herein;

      (b) Debts, commitments, obligations of P.A. (except those specifically assumed by Omega North Texas), any transaction, event or act that occurred on or prior to the Closing that materially adversely affects the value of the Assets;

      (c)  Claims, actions or suits by former employees of P.A.; or

      (d)  P.A.'s failure to discharge pension or benefit plan obligations.

Omega North Texas agrees to give prompt notice to P.A. of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 14.1. P.A. may participate in the defense of any such suit, action, proceeding or other matter at P.A.'s expense. P.A. shall not be liable under this SECTION 14.1 for any settlement effected without P.A.'s consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 14.1, which consent shall not be unreasonably withheld.

      XIV.2 INDEMNIFICATION OF P.A. Omega North Texas and Omega shall indemnify, defend and hold P.A. and its officers, directors, shareholders, agents, employees, representatives, successors and assigns harmless from any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) incurred by any of the above-named persons, resulting from or in connection with misrepresentations, breach of warranties or failure to perform any covenant or Agreement of Omega North Texas contained herein. P.A. agrees to give prompt



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

notice to Omega North Texas of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 14.2. Omega North Texas may participate in the defense of any such suit, action, proceeding or other matter at Omega North Texas' expense. Omega North Texas shall not be liable under this
SECTION 14.2 for any settlement effected without Omega North Texas' consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 14.2, which consent shall not be unreasonably withheld.

                                   ARTICLE XV
                             STOCK PLEDGE AND ESCROW

      To secure the indemnity under this Agreement and certain other agreements, P.A. pledges to Omega North Texas and places in escrow fifty percent (50%) of the Omega Stock on terms as provided for in that certain Stock Pledge and Escrow Agreement dated August 31, 1996, a copy of which is attached hereto as EXHIBIT 15.1.

                                  ARTICLE XVI
                                 MISCELLANEOUS

      16.1 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

      16.2 ENTIRE AGREEMENT. This Agreement shall embody the entire agreement between the parties hereto and cancels and supersedes all other previous agreements and understandings relating to the subject matter of this Agreement, written or oral, between the parties hereto. There are no agreements, representations or warranties between the parties hereto as to the subject matter hereof other than those expressly set forth or expressly provided herein. All schedules called for by this Agreement and delivered to the parties shall be considered a part hereof with the same force and effect as if the same had been specifically set forth in this Agreement.

      16.3 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas. Any mediation or arbitration brought with respect to this Agreement shall be conducted in Dallas County, Texas.

      16.4 HEADINGS. The subject headings of the articles, sections and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

      16.5 NO THIRD PARTY BENEFIT. This Agreement is binding upon, and is for the benefit of, the parties hereto and their respective successors and authorized assigns. Except as otherwise expressly provided, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy, or claim, legal or equitable, under or by reason of this Agreement or any provision thereof. Except as otherwise expressly provided, nothing in this Agreement, express or implied,

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

is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy, or claim, legal or equitable, under or by reason of this Agreement or any provision thereof.

      16.6 ASSIGNABILITY. Neither this Agreement nor any of the rights and duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by each of the parties hereto, except that Omega North Texas reserves the right to assign this Agreement to any Affiliate or successor. As used in this SECTION 16.6, "Affiliate" shall mean Omega, subsidiaries of Omega and subsidiaries of Omega North Texas.

      16.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year hereinabove first set forth.


                                    OMEGA HEALTH SYSTEMS OF NORTH TEXAS, INC.

                                    By:
                                       --------------------------------------
                                         Thomas P. Lewis, President

                                    ECSC RETINA, P.A.

                                    By:
                                       --------------------------------------
                                          Wesley K. Herman, M.D., President




















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